Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement No. 333-236106 on Form S-3 (the “Registration Statement”) of OpGen, Inc. of our report, dated February 27, 2019, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2018 and 2017 and for the years then ended included in the Annual Report on Form 10-K of OpGen, Inc for the year ended December 31, 2018 also incorporated by reference in the Amendment No. 1 to Registration Statement on Form S-3. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ CohnReznick LLP

Tysons, Virginia

February 5, 2020